UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009 (December 3, 2009)

LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10689	13-2842791
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 354-4900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Liz Claiborne, Inc. (the “Company”) is filing this Current Report on Form 8-K to report that the Company and Mr. Dave McTague have agreed that he will step down from his position as Executive Vice President, Partnered Brands effective as of December 4 , 2009.

The Company and Mr. McTague have entered into an Agreement and General Release (the “Agreement”) dated December 3, 2009, which supersedes all prior severance and related agreements between the Company and Mr. McTague, detailing the terms of his departure. Under the Agreement, Mr. McTague will receive a cash payment of $1.4 million (representing 1x his base salary and target bonus), and continued medical coverage for six months, with an obligation to reimburse any COBRA expenses incurred by Mr. McTague for the following six months.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Liz Claiborne, Inc. (the “Company”) is filing this Current Report on Form 8-K to report that the Company and Mr. Dave McTague have agreed that he will step down from his position as Executive Vice President, Partnered Brands effective as of December 4 , 2009.

The Company and Mr. McTague have entered into an Agreement and General Release (the “Agreement”) dated December 3, 2009, which supersedes all prior severance and related agreements between the Company and Mr. McTague, detailing the terms of his departure. Under the Agreement, Mr. McTague will receive a cash payment of $1.4 million (representing 1x his base salary and target bonus), and continued medical coverage for six months, with an obligation to reimburse any COBRA expenses incurred by Mr. McTague for the following six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.

Dated: December 4, 2009

By: /s/ Nicholas Rubino
Name: Nicholas Rubino
Title: Senior Vice President – Chief Legal Officer,
General Counsel and Secretary